Filed pursuant to Rule 425(b)(5)
Registration Statement 333-251154
Prospectus Supplement dated January 8, 2021
(To Prospectus dated December 11, 2020)

Up to $915,000
Common Stock
This Prospectus Supplement dated January 8, 2021, or this Prospectus Supplement, supplements the accompanying Sales Agreement Prospectus dated December 4, 2020 contained in our Registration Statement on Form S-3 (Registration No. 333-25154) that we filed with the Securities and Exchange Commission on December 4, 2020, or the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto. This Prospectus Supplement supplements or amends only those sections of the Prospectus identified in this Prospectus Supplement; all other sections of the Prospectus remain unchanged.
The Prospectus relates to the offering, issuance and sale by us of shares of our Common Stock, $0.0001 par value per share, or our Common Stock, that may be issued and sold from time to time under a Sales Agreement, or the Sales Agreement, that we entered into with A.G.P./Alliance Global Partners, or the Agent, on December 4, 2020. As of the date of the filing of this Prospectus Supplement, we have not sold any shares of our Common Stock covered by the Prospectus pursuant to the Sales Agreement. References in this Prospectus Supplement to the Sales Agreement refer to the foregoing Sales Agreement, as amended.
We are filing this Prospectus Supplement to supplement and amend, as of January 8, 2021, the Prospectus to reduce the maximum aggregate offering price of our Common Stock that may be offered, issued and sold under the Sales Agreement. Accordingly, we may offer and sell shares of our Common Stock having a maximum aggregate offering price of up to $915,000 from time to time through the Agent, acting as our sales agent or principal in accordance with the Sales Agreement.
Sales of our Common Stock, if any, under the Prospectus, as amended or supplemented by this Prospectus Supplement, may be made in sales deemed to be “at the market offerings” as defined in Rule 415(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the Nasdaq Capital Market or any other existing trading market for our Common Stock. The Agent will use commercially reasonable efforts to sell on our behalf all of the shares of Common Stock requested to be sold by us under the Sales Agreement, consistent with its normal trading and sales practices, on terms mutually agreed between the Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The Agent will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold pursuant to the terms of the Sales Agreement. See “Plan of Distribution” beginning on page 5 of the Prospectus for additional information regarding the compensation to be paid to the Agent. In connection with the sale of the Common Stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We also have agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PECK.” On January 7, 2021, the closing price of our Common Stock was $16.20.
Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 2 of the Prospectus and in the documents incorporated by reference in the prospectus for a discussion of the factors you should consider before deciding to purchase our Common Stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.
A.G.P.
The date of this Prospectus Supplement is January 8, 2021